Exhibit 10.36

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) made this 15th day of December, 2021 (the “Effective Date”) is by and between Aerie Pharmaceuticals, Inc., a Delaware corporation with principal executive offices at 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703 (the “Company”), and Raj Kannan residing at [***] (the “Executive”) (each of Executive and the Company a “Party” and together, the “Parties”).
W I T N E S S E T H:
WHEREAS, Company desires to employ Executive as its Chief Executive Officer; and
WHEREAS, Executive desires to accept such employment and to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
1.Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.
2.Term. Subject to Sections 8 and 9 hereof, the Company agrees to employ Executive and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing, contingent on the satisfactory completion of a customary background check at the Company’s discretion and expense, on December 20, 2021 or sooner (the “Start Date”) and ending on the third anniversary of the Start Date (the “Initial Term”). This Agreement will renew automatically for successive one (1) year periods (each, a “Renewal Period”) unless either party gives notice of non-renewal at least 90 days prior to the end of the Initial Term or the then-current Renewal Period, as applicable (the Initial Term and any Renewal Period are collectively referred to as the “Term”). Each additional Renewal Period shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Period, as applicable, as of the first day after the last day on which notice may be given pursuant to the preceding sentence.
3.Duties; Place of Performance; Etc.
(a)Executive shall serve as Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Subject to the direction of the Board, Executive shall have such powers and perform such duties as are customarily performed by the Chief Executive Officer of a similarly situated company. While Executive is employed as the Chief Executive Officer, Executive shall serve as a member of the Board; provided, however, that, upon and following the expiration of the applicable term for the director class to which Executive is appointed, which class will be determined in the sole discretion of the Board, Executive’s service as a member of the Board will be subject to shareholder approval in the ordinary course in accordance with the Company’s bylaws and applicable law.
(b)Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, unless it is authorized by the Company, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Following execution of this Agreement, should Executive be, or desire to become, engaged as a consultant, owner, director officer or advisor of any other venture, Executive must obtain the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion. It is understood and agreed that the Board hereby consents to Executive serving on the Board of Directors of Amryt Pharma Plc, until such time as doing so may, in the Board’s reasonable discretion, prevent Executive from complying with the conflict of interest policies of the Company.
(c)The duties to be performed by Executive hereunder shall be performed primarily at the offices of the Company or such other place as the Board may authorize; provided, however, that Executive understands that his duties will require periodic travel, which may be substantial at times.
4.Compensation and Benefits. As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:
(a)Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) equal to Seven Hundred Thousand Dollars ($700,000), payable in accordance with the Company’s normal payroll practices. Executive’s Base Salary may be increased at the discretion of the Board but may not be decreased by the Board except as a proportional reduction, as to the salaries of all other executive officers of the Company under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (collectively the “Senior Executives”) as part of an overall reduction in salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced.
(b)Performance Bonus.
(i)Beginning for the Company’s fiscal year beginning January 1, 2022, Executive shall also be eligible to receive an annual cash performance bonus (the “Performance Bonus”) based on a target bonus equal to seventy percent (70%) of Executive’s Base Salary. The actual amount of such Performance Bonus shall be determined by the Board, or a designated committee thereof, and shall be based on the achievement of specific performance objectives to be established by the Board, or a designated committee thereof, in consultation with the Executive on an annual basis (the “Performance Goals”).
(ii)The Performance Goals for 2022, and for subsequent years thereafter, will be established by the Board, in consultation with the Executive, in the normal course at the same time as the performance goals are determined for the Company’s other Senior Executives and shall govern Executive’s Performance Bonus for 2022 (or a subsequent year, as applicable); provided, however, notwithstanding the foregoing, the Performance Goals for 2022 and subsequent years will be determined by the Board in consultation with the Executive and communicated to the Executive in the first quarter of each calendar year.

(iii)Any Performance Bonus payable to Executive pursuant to this Section 4(b) shall be paid to Executive on or before March 15th of the subsequent calendar year, subject to continued employment through the date of payment.
(c)Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 4.
(d)Equity Grants. The Company will grant to Executive pursuant to the Company’s Inducement Award Plan (the “Inducement Plan”) (i) on or as soon as practicable after the Start Date an award with an aggregate grant date fair market value equal to Three Million Five Hundred Thousand Dollars ($3,500,000), fifty percent (50%) of which will be in the form of a nonqualified stock option (the “Initial Option”) to purchase shares of common stock of the Company and fifty percent (50%) of which will be in form of time-vested restricted stock (the “Initial Restricted Stock Award”); and (ii) on the same date in February 2022 that the other Senior Executives of the Company receive an annual equity grant from the Company, an award with an aggregate grant date fair market value equal to Two Million Dollars ($2,000,000), fifty percent (50%) of which will be in the form of a nonqualified stock option (the “2022 Option”) to purchase shares of common stock of the Company and fifty percent (50%) of which will be in the form of performance-vested restricted stock (the “2022 Performance Share Award”), each subject to the terms and conditions as set forth below.
(i)Initial Option and 2022 Option. The number of shares subject to the Initial Option and the 2022 Option, as applicable, will be determined by dividing the Initial Option value or 2022 Option value, as set forth in Section 4(d), by the product of (x) the closing NASDAQ quote for a share of the common stock of the Company on the date of grant, multiplied by (y) the Black-Scholes value on the date of grant, with the resulting number of shares rounded up to the nearest whole share (the “Initial Option Shares” and the “2022 Option Shares,” respectively). The exercise price per share of each of the Initial Option and the 2022 Option will be equal to the closing NASDAQ quote on the date that the Initial Option is granted and the 2022 Option is granted, respectively. Each of the Initial Option and 2022 Option shall vest, subject to Executive’s continued employment, as follows: (A) one-quarter of the Initial Option Shares or the 2022 Option Shares, as applicable, shall vest and become exercisable on the first anniversary of the applicable date of grant (in each case, the “First Vesting Date”) and (B) the balance of the Initial Option Shares and the 2022 Option Shares, shall vest and become exercisable in thirty-six (36) equal monthly installments, respectively, on each consecutive monthly anniversary of the applicable grant’s First Vesting Date. The terms and conditions of the Initial Option and the 2022 Option, respectively, shall be set forth in an individual option award agreement to be provided to Executive at the time of grant, with such terms and conditions subject to the Inducement Plan and not inconsistent with the terms hereof. Notwithstanding anything to the contrary contained in the Inducement Plan, in the event of a conflict between the option award agreement and the Inducement Plan, the option award agreement will control.
(ii)Restricted Stock. The number of shares of restricted stock comprising the Initial Restricted Stock Award and the 2022 Performance Share Award will be determined by dividing the Initial Restricted Stock Award value or 2022 Performance Share Award value, as set forth in Section 4(d), by the closing NASDAQ quote for a share of the common stock of the Company on the date of grant, with the resulting number of shares rounded up to the nearest whole share (the “Initial Restricted Stock Award Shares” and the “2022 Performance Award Shares,” respectively). The Initial Restricted Stock Award Shares shall vest, subject to Executive’s continued employment, in four equal annual installments on each of the first four annual anniversaries of the Start Date. The 2022 Performance Award Shares shall vest, subject to the Executive’s continued employment, based on the achievement of performance-based vesting conditions over a performance period, each to be determined by the Board in consultation with the Executive upon establishment of such awards and prior to the date of grant. The terms and conditions of the Initial Restricted Stock Award and 2022 Performance Share Award, respectively, shall be set forth in an individual award agreement to be provided to Executive at the time of grant, with such terms and conditions subject to the Inducement Plan and not inconsistent with the terms hereof. Notwithstanding anything to the contrary contained in the Inducement Plan, in the event of a conflict between the restricted stock award agreement and the Inducement Plan, the award agreement will control.
(iii)Future Equity Grants. During the Term hereof, Executive will be eligible to receive equity incentive awards, which may be in the form of stock options, restricted stock grants, performance share awards, or other equity incentive awards under or outside of the Company’s Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and under any successor equity incentive plans of the Company, as the Board in its sole discretion determines to be appropriate. Subject to the Board’s discretion, the Compensation Committee and the Board typically consider annual equity grants for the Company’s Senior Executives in the first quarter of each calendar year, and the Board intends to include consideration of an annual grant for the Executive with a value in the range of One Million Four Hundred Dollars to One Million Five Hundred Dollars ($1,400,000-$1,500,000) in these considerations beginning in the 2023 grant cycle, subject to the review and recommendations of the Compensation Committee at the applicable time.
(e)Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.
(f)Insurance.
(i)Executive shall be designated as a named insured on any directors’ and officers’ liability insurance the Company may have.
(ii)The Company will provide Executive, at the Company’s expense, with a life insurance benefit plan with terms and coverage appropriate for Executive’s position with the Company, which policy amount shall be equal to no less than one year’s Base Salary in effect at the time the policy was acquired and name as beneficiaries of the policy the individuals designated by Executive, subject to the terms and conditions of the policy.
(g)Executive Benefits. Executive will receive the Company’s standard employee benefits package (including health and disability insurance with a portion of the cost paid by the Company as applicable from time to time, and participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such package and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the Term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all Senior Executives, and will only be so reduced during such time as all such other relevant executive officer benefits remain so reduced.
(h)Vacation. Executive shall, during the Term, be entitled to four (4) weeks of vacation per annum, in addition to nationally recognized holidays and sick days provided as part of the Company’s benefit programs.
(i)Relocation.
(i)The Executive may commute from the Executive’s current principal residence for each work week for a period of up to thirty (30) months following the Start Date (the “Transition Period”), and during the Transition Period the Company shall (x) pay directly, or reimburse Executive for, the Executive’s reasonable commuting costs during the first eighteen (18) months of the Transition Period; (y) provide, or reimburse the Executive for, a reasonable furnished apartment in the Durham, North Carolina area during the Transition Period at a cost, including all fees and utilities, not to exceed $5,000 per month; and (z) pay directly, or reimburse the Executive for, reasonable and customary relocation costs actually incurred by the Executive as a direct result of the Executive’s relocation, prior to the expiration of the Transition Period, to a location within a reasonable commuting distance of the Company’s offices in Durham, North Carolina (the “Relocation Expenses”), in each case subject to reasonable substantiation and documentation requirements as may be specified by the Company. For purposes of item (z) above, at least $30,000 is deemed to be reasonable and customary.
(ii)In the event that any of the payments or reimbursements provided to Executive or on the Executive’s behalf pursuant Section (4)(i)(i) (the “Relocation, Commuting and Housing Amounts”) are considered taxable income to Executive, the Company shall pay Executive an additional amount (the “Tax Reimbursement”) such that, after Executive pays all income and employment taxes (other than any penalties and interest) on the Relocation, Commuting and Housing Amounts, and on the Tax Reimbursement, Executive is left with a net after-tax amount equal to the Relocation, Commuting and Housing Amounts.
(iii)For purposes of this Agreement, reasonable and customary Relocation Expense may include house hunting visits for the Executive and his spouse as reasonably necessary; the cost of retaining a moving coordinator or relocation services broker; the cost of packing and moving household goods and the moving of automobiles to the Executive’s home in the Durham, North Carolina area; the cost of temporary storage of the Executive’s household goods for a reasonable period of time; real estate commissions on the purchase of a new home within a reasonable commuting distance of the Company’s offices in Durham, North Carolina and reasonable closing costs on such purchase of a new home; real estate commissions on the sale of Executive’s existing home in Massachusetts and reasonable closing costs on such sale of Executive’s existing home; airfare to Raleigh-Durham International Airport for all members of the Executive’s immediate family when the relocation occurs; and such other expenses as may be approved by the Compensation Committee or the Board in advance of incurring such expense. The Company will pay the Executive any amounts due to him in respect of the Relocation, Commuting and Housing Amounts in accordance with the Company’s policies regarding reimbursement of business expenses.
5.Confidential Information and Inventions.
(a)Executive recognizes and acknowledges that in the course of his duties he will receive confidential or proprietary information owned by the Company, its Affiliates or third parties with whom the Company or any such Affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its Affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any Affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees not to:
(i)use any such Confidential and Proprietary Information for personal use or for others; and
(ii)permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company; provided, however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:
(A)that Executive can demonstrate was known to him prior to the Effective Date;
(B)that is now, or becomes in the future, available to persons who are not required, by contract or otherwise, to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or
(C)that Executive is compelled to disclose pursuant to a subpoena or the order or directive of a court or other Governmental Entity or legal body having jurisdiction over such matter, provided that (1) Executive shall give Company sufficient advance written notice of such required disclosure to permit the Company, at its expense, to seek a protective order or other similar order with respect to such Confidential and Proprietary Information, and (2) thereafter Executive shall disclose only the minimum Confidential and Proprietary Information required to be disclosed in order to comply with such subpoena, order, or directive whether or not a protective order or other similar order is obtained by the Company. The Confidential and Proprietary Information that is disclosed pursuant to this paragraph shall remain Confidential and Proprietary Information for all other purposes.
Notwithstanding the foregoing, nothing herein shall preclude Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. In addition, Executive acknowledges that Executive has received notice of the immunity from liability to which Executive is entitled for the disclosure of confidential information or a trade secret to the government or in a court filing as provided by Federal law, as set forth in Exhibit A to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall preclude Executive or his successors from making truthful statements in the proper performance of his job or that are required by applicable law, regulation, subpoena or the order or directive of a court or other Governmental Entity or legal body having jurisdiction over such matter.
(b)Executive agrees to immediately return to the Company all Company material and reproductions thereof (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) in his possession upon request and in any event immediately upon termination of employment.
(c)Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its Affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.
(d)Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents, prepared by and at Company’s expense, necessary:
(i)to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii)to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.
(e)Executive acknowledges that while performing the services under this Agreement Executive or other employees, agents or advisors of the Company or its Affiliates in the course of their services on behalf of the Company, may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Executive understands, acknowledges and agrees that Executive shall not pursue any such Corporate Opportunity for himself or for others unless on behalf of the Company or unless such Corporate Opportunity is first offered to the Company and the Board rejects such Corporate Opportunity. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and director of the Company.
(f)The provisions of this Section 5 shall survive any termination of this Agreement.
6.Non-Solicitation; Non-Disparagement.
(a)During the Term and for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company engage in any Prohibited Solicitation. For purposes of this Agreement, a “Prohibited Solicitation” shall mean Executive’s (i) directly or indirectly hiring, contacting, inducing or soliciting (or assisting any Person to hire, contact, induce or solicit) for employment any person who is, or within six (6) months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its Affiliates, or (ii) directly or indirectly inducing or soliciting (or assisting any Person to induce or solicit) any customer, client or vendor of, or other person having a business relationship with, the Company or any of its Affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its Affiliates, or directly or indirectly interfering with (or assist any Person to interfere with) any relationship between the Company or any of its Affiliates and any of their respective customers, clients, vendors or any other business contacts.
(b)During the Term and at all times thereafter, (i) Executive agrees he shall not, directly or indirectly, make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the Company, or any of its officers, directors, managers, or significant stockholders and (ii) the Company agrees not to issue any public statement, whether or not true, that would “disparage” Executive, and shall advise its officers and directors not to make any such statement on the Company’s behalf. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by subpoena or the order or directive of a court or other Governmental Entity or legal body having jurisdiction over such matter. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation, subpoena or the order or directive of a court or other Governmental Entity or legal body having jurisdiction over such matter, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.
(c)In the event that Executive materially breaches any provisions of Section 5 or this Section 6, then, in addition to any other rights that the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.
(d)The right and remedy enumerated in Section 6(c) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.
(e)In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.
(f)The provisions of this Section 6 shall survive any termination of this Agreement.
7.Representations and Warranties by Executive. Executive hereby represents and warrants to the Company as follows:
(a)Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound (whether immediately, upon the giving of notice or lapse of time or both).
(b)Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.
(c)Executive represents and warrants to the Company that he has not brought and shall not bring with him to the Company, or use in the performance of his responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive prior to his employment with the Company, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.
8.Termination. Executive’s employment with the Company shall be at-will, and either party may terminate the employment at any time for any reason or no reason at all (subject to applicable notice requirements); provided, however, that under certain circumstances, Executive may be entitled to receive payments and other benefits from the Company following termination as described in Section 9.
Notwithstanding the foregoing, should Executive voluntarily terminate his employment, Executive shall provide the Company with no less than thirty (30) days’ prior written notice, which notice period may be waived or shortened by the Company; provided, however, the Company shall continue to provide Executive with the compensation and benefits under Section 4 above and Executive shall continue to vest under any existing option award agreement, restricted stock award agreement, or other equity-based award agreement through the date of termination specified in the written notice of termination as if Executive had remained employed and the Company had not unilaterally waived or shortened the notice period.
9.Severance.
(a)In the event that Executive’s employment is terminated (1) by the Company without Cause or by Executive for Good Reason (each as hereinafter defined) or (2) this Agreement expires as a result of the Company providing notice of non-renewal as provided in Section 2 above, then, subject to Section 9(d) and Section 10:
(i)the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a termination for Good Reason), accrued but unused vacation through the date of termination, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii)the Company shall pay Executive (x) a pro-rated portion of Executive’s Performance Bonus equal to one hundred percent (100%) of the target level set forth in Section 4 (without regard to or being conditioned on achievement of Performance Goals) for the calendar year during which the termination of Executive’s employment occurs multiplied by a fraction with the numerator equal to the number of days the Executive worked during such calendar year and the denominator equal to 365 (the “Pro-Rated Bonus”), and (y) if Executive was still employed by the Company as of the last day of any calendar year but his employment is terminated before the date of the payment of any Performance Bonus related to such calendar year, the Performance Bonus for such calendar year that otherwise would have been payable had Executive remain employed through the date of payment (the “Post-Termination Bonus”). Amounts payable with respect to the Pro-Rated Bonus or the Post-Termination Bonus shall be paid at the same time and in the same form as would have been paid had Executive not been terminated;
(iii)the Company shall continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a termination for Good Reason) for a period of twelve (12) months following the date of termination in accordance with the Company’s ordinary payroll practice;
(iv)to the extent permitted by applicable healthcare laws and provided that Executive makes a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for Executive and Executive’s dependents, less the amount payable by Executive during his employment for such coverage, for a period of 12 months or until he obtains new employment, whichever comes first (the benefits described in this Section 9(a)(iii) shall be referred to as the “Continued Benefits”). Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse Executive for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by Executive immediately prior to the date of termination; and
(v)with respect to each equity award granted under Section 4(d) during the Term (collectively the “Equity Awards”), unless more favorable treatment is provided in the applicable equity plan or award agreement, that portion of each Equity Award that would have vested had Executive remained employed for the twelve (12) month period immediately following the termination date shall immediately accelerate and vest and that accelerated portion of each Equity Award will become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination and (ii) the Effective Date of the Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Release and will only occur if the vesting pursuant to this section does not occur due to the absence of the Release becoming fully effective within the time period set forth herein. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date. Executive shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award that is an option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b)In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then:
(i)the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination, accrued but unused vacation through the date of termination, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;
(ii)Executive shall not be entitled to receive any payments or Continued Benefits described in this Section 9; and
(iii)the vesting applicable to all Equity Awards shall cease immediately and Executive shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award that is an option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.
(c)If a Change in Control occurs during the Term and within 12 months after the occurrence of the first event constituting a Change in Control (1) Executive’s employment is terminated by the Company or the successor corporation (or a parent or subsidiary of the successor corporation) without Cause or by Executive for Good Reason (each as hereinafter defined) or (2) this Agreement expires as a result of the Company or the successor corporation (or a parent or subsidiary of the successor corporation) providing notice of non-renewal as provided in Section 2 above, then, subject to Section 9(d) and Section 10:
(i)the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a termination for Good Reason), accrued but unused vacation through the date of termination, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;
(ii)the Company shall continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a termination for Good Reason) for a period of twenty-four (24) months following the date of termination in accordance with the Company’s ordinary payroll practice;
(iii)the Company shall pay Executive the Pro-Rated Bonus and the Post-Termination Bonus;
(iv)the Company shall pay Executive an additional payment in an amount equal to 1.5 times the greater of (1) seventy percent (70%) of Executive’s Base Salary on the date of termination (without regard to any reduction in Base Salary that served as the basis for a termination for Good Reason); and (2) the average of the Performance Bonus received by Executive for the two years immediately preceding termination (the “Change in Control Payment”). The Change in Control Payment will be paid to Executive in a lump sum as part of the first payment made in accordance with Section 9(d);

(v)the Company shall provide the Continued Benefits to Executive for a period of twenty-four (24) months following the date of termination or until he obtains new employment, whichever comes first; and
(vi)all unvested Equity Awards shall immediately vest in full and remain exercisable, if applicable, for a period of 90 calendar days following the date of such termination; provided, however, that no such Equity Award that is an option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an Equity Award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of Executive’s employment, none of Executive’s Equity Awards shall terminate with respect to any vested or unvested portion subject to such Equity Award before 90 days following such termination.
(d)This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation, benefits, or other consideration provided for in this Section 9 (other than any accrued but unpaid Base Salary through the date of termination, accrued but unused vacation through the date of termination, and any reimbursement of unreimbursed expenses incurred prior to the date of termination) (the “Payments”) unless Executive executes a release in the form attached as Exhibit B (the “Release”) releasing the Company from any and all liability in connection with Executive’s employment or the termination thereof that becomes effective no later than 60 days following Executive’s termination (the “Release Deadline”). Except as required by Section 10, the Payments will commence on the first payroll period following the Release Agreement becoming effective; provided, that (i) if the Payments (or any portion thereof) constitute “deferred compensation” within the meaning of Section 409A (as defined in Section 10) and (ii) the period commencing on the date of termination and ending on the Release Deadline spans two calendar years, then the Payments (or such portion thereof that constitute “deferred compensation”) will commence on the later of the Release Agreement becoming effective and the first payroll date of the Company in the second calendar year. Any portion of the Payments that is delayed due to the application of the preceding sentence shall be made on the date that the Payments commence.
(e)Effective as of the date of any termination of Executive’s employment, unless otherwise agreed to by Executive and the Board, upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all offices held at the Company or any subsidiary or other Affiliate of the Company at the date of such termination, including without limitation the position of Chief Executive Officer and as a director of the Company or any subsidiary of the Company, if applicable.
(f)The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 9.
(g)The provisions of this Section 9 shall survive any termination of this Agreement.

(h)For purposes of this Agreement, “Cause” shall mean any of the following:
(i)Executive’s willful failure to perform the material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific, objective and lawful directions received by him in writing constituting an action of the Board, which willful failure, disregard or refusal is not cured by Executive within 30 days following written notice from the Company.
(ii)any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business or reputation of the Company;
(iii)Executive’s indictment of, or plea of nolo contendere to, any felony;
(iv)Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to business or reputation of the Company;
(v)the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel, the Board reasonably determines in good faith based on the Company’s investigation and materials and information provided by Executive that Executive engaged in unlawful harassment, and the Board provides Executive with written decision specifying the particulars of the Board’s findings in reasonable detail;
(vi)any conduct on the part of Executive that constitutes a breach of his fiduciary duties to the Company;
(vii)any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; or
(viii)a material breach by Executive of this Agreement.
For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.
(i)For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events, without Executive’s consent: (i) a material diminution in the Executive’s responsibilities, authority, or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions or series of reductions similarly affecting all or substantially all Senior Executives and do not exceed in the aggregate ten percent (10%) of your initial Base Salary; (iii) following the

Executive’s relocation to the Durham, North Carolina area, a material change in the geographic location at which the Executive provides services to the Company (relocation of the Company’s office that results in an increase in Executive’s one-way driving distance by more than 50 miles from Executive’s dwelling in North Carolina is deemed to be a material change); or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason event within thirty (30) days of the first occurrence of such event; (iii) the Executive reasonably cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the event; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(j)For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Omnibus Incentive Plan.
10.Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with Executive’s termination of employment shall not commence unless and until Executive has also incurred a “separation from service” within the meaning of Section 409A, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If Executive is, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding anything herein to the contrary or otherwise, with respect to expenses that may be reimbursed to the Executive under the terms of this Agreement, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. The Company and Executive intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company and Executive agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
11.Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Executive and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. If a reduction in Payments is necessary so that no portion of the Payments is subject to the excise tax under Section 4999 of the Code, reduction shall occur in the manner that results in the greatest economic benefit to Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. If this Section 11 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).
12.Miscellaneous.
(a)This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina, without giving effect to its principles of conflicts of laws.

(b)Executive will be subject to such indemnification as is provided under the Company’s Bylaws.
(c)Subject to the remaining terms and conditions of this Section, any dispute, controversy or claim relating to, arising out of, or in connection with, this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of arbitrability or the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Durham, North Carolina before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. The arbitrator shall apply the law of the State of North Carolina, without reference to rules of conflicts-of-law or statutory rules of arbitration. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties agree that the arbitrator shall be entitled to decree any and all relief of an equitable nature and shall be able to award damages; provided that the parties hereto shall not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The arbitration proceedings shall be confidential; in such case all documents, testimony and records (“Arbitral Documents”) shall be received, heard and maintained by the arbitrator as confidential, available for the inspection only by the parties hereto and their respective attorneys, witnesses, and experts who shall agree in advance in writing to receive and maintain all such Arbitral Documents confidentially; provided, however, that such documents shall be provided to a court for the purposes of enforcement of the judgment and, provided, further, that the parties shall cooperate in filing all reasonable documents to obtain confidential treatment by the court of the Arbitral Documents. Without limiting this Section 12(c), as an alternative to seeking provisional remedies by arbitration pursuant to this Section 12(c), and without waiving the right to a final adjudication on the merits by arbitration as otherwise provided herein, either party shall have the right to seek provisional remedies, including, but not limited to, preliminary injunctive relief and/or a decree of specific performance, in any court, domestic or foreign, having jurisdiction over the parties, or any assets of the parties with respect to any breach or threatened breach of this Agreement, and to enforce the parties’ obligations hereunder.
(d)This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.
(e)This Agreement and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.
(f)This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(g)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h)All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).
(i)This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(j)As used in this Agreement, “Affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.
(k)The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(l)This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
(m)Notwithstanding anything in this Agreement to the contrary, any payments made to Executive herein shall be subject to any recoupment or clawback policy adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback any compensation so paid.
(n)The Company shall reimburse Executive up to $7,500 for any attorney fees and costs the Executive incurs in connection with the review, negotiation, preparation, documentation, and execution of this Agreement within thirty (30) days of Executive’s presentation to the Company of an invoice reflecting the amount of such attorney’s fees and costs incurred by the Executive.
(o)If any party needs to engage an attorney to enforce the terms of this agreement, regardless of whether a lawsuit or arbitration is commenced, the prevailing party shall, in addition to any other relief, be entitled to recover from the party in default reasonable attorney’s fees and costs, including any on appeal.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
AERIE PHARMACEUTICALS, INC.
By:    /s/ Benjamin F McGraw III, Pharm.D.
Name: Benjamin F. McGraw III, Pharm.D.
Title: Interim Executive Chair
EXECUTIVE
By:    /s/ Raj Kannan
Name: Raj Kannan
Date: December 14, 2021
Kannan Employment Agreement Signature Page

EXHIBIT A
18 U.S.C. 1833(b) provides:
(1)IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A)is made—
(i)in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii)solely for the purpose of reporting or investigating a suspected violation of law; or
(B)is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.-An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A)files any document containing the trade secret under seal; and
(B)does not disclose the trade secret, except pursuant to court order.
Exhibit A

EXHIBIT B
You should consult with an attorney before signing this release of claims.
Release
1.In consideration of the payments and benefits to be made under the Employment Agreement, dated as of December 15, 2021 (the “Employment Agreement”), by and between Raj Kannan (the “Executive”) and Aerie Pharmaceuticals, Inc. (the “Company”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators, and assigns, does hereby release, remise, acquit, and forever discharge the Company and each of its subsidiaries and Affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees, and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors, and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees, and liabilities of whatever kind or nature in law, equity, or otherwise, whether accrued, absolute, contingent, unliquidated, or otherwise and whether now known or unknown, suspected, or unsuspected, that the Executive, individually or as a member of a class, now has, owns, or holds, or has at any time heretofore had, owned, or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and Affiliates, or any termination of such employment, including claims for (i) severance or vacation benefits, unpaid wages, salary, or incentive payments, (ii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm, or other tort, (iii) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), and (iv) employment discrimination under any applicable federal, state, or local statute, provision, order, or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:
A.rights of the Executive arising under, or preserved by, this Release or Section 9 of the Employment Agreement;
B.the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
C.claims for vested benefits under any health, disability, retirement, life insurance, or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;
D.rights to indemnification that the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and
E.the Executive’s rights as an equity-holder of shares of common stock received upon exercise or settlement of stock option, restricted stock, performance share or other equity awards.
Exhibit B

2.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
4.The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims and causes of action under Title VII, the ADEA, the ADA, and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport to be, a waiver of any right or claim or cause of action that by law the Executive is not permitted to waive.
5.The Executive acknowledges that the Executive has been given a period of [twenty-one (21)] [forty-five (45)] days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, the Executive may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Payments (as defined in Section 9(d) of the Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.
6.The Executive acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
7.The Executive acknowledges that the Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.
8.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.
9.The Executive acknowledges that the severance payments and benefits the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.
10.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration, or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
11.This Release constitutes the complete agreement of the Executive in respect of the subject matter hereof and shall supersede all prior agreements in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant, and any other restrictive covenants contained therein.
Exhibit B

12.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.
13.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes. Delivery of an executed counterpart's signature page of this Release, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Release.
14.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.
15.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to the conflicts of law principles thereof.

[signature page follows]

Exhibit B

    IN WITNESS WHEREOF, this Release has been signed by or on behalf of the Executive as of [DATE].

[FORM AGREEMENT - DO NOT SIGN]
Raj Kannan

Exhibit B